Exhibit 5.1

LKP GLOBAL LAW, LLP

1901 Avenue of the Stars, Suite 480

Los Angeles, California 90067

Telephone (424) 239-1890

Facsimile (424) 239-1882

December 23, 2013

Ener-Core, Inc.

9400 Toledo Way

Irvine, California 92618

Re:	Ener-Core, Inc.
Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for Ener-Core, Inc., a Nevada corporation (the “Company”), in connection with the registration with the Securities and Exchange Commission on Form S-1 of 7,537,949 shares of the Company’s common stock, $0.0001 par value per share (the “Shares”), including 511,087 shares issuable upon exercise of common stock purchase warrants (the “Warrants”). In connection with such registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and the issuance (or the proposed issuance) of the Shares and the Warrants, the Articles of Incorporation of the Company and all amendments thereto, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to render the following opinion.

Based upon that review, it is our opinion that the Shares now issued are legally issued, fully paid, and nonassessable, and the Shares issuable upon exercise of the Warrants will, when issued, be legally issued, fully paid, and nonassessable.

This opinion is limited solely to the federal laws of the United States and Nevada laws, and is based on these laws as in effect on the date hereof.

We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares and to the reference to our firm under the heading "Legal Matters" in the registration statement.

Very truly yours,

LKP GLOBAL LAW, LLP

/s/ LKP Global Law, LLP